UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 28, 2006

Earth Biofuels, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-110249	71-0915825
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street, Suite 403

Dallas, TX  75205

 (Address of Principal Executive Offices and  Zip Code)

(214) 389-9800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02   Unregistered Sales of Equity Securities.

On April 28, 2006, Earth Biofuels, Inc. (the “Company”) entered into a securities purchase agreement (“Agreement”), pursuant to which the Company sold 6.4 million restricted shares of its common stock to accredited investors, in consideration of the payment of $3.2 million. The Company will use the proceeds, in concert with other funds, to acquire a 50% equity interest in an entity which owns an ethanol plant (the “Equity Interest”).

The agreement provides for an additional issuance of 6.4 million restricted shares of the Company’s common stock to the investors, if the Company has not timely consummated the acquisition of the Equity Interest.

The sale of restricted shares of common stock to accredited investors was made in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

Contemporaneously with the execution and delivery of the Agreement, the Company executed and delivered a Registration Rights Agreement, pursuant to which the Company has agreed to provide certain registration rights with respect to the restricted shares of common stock (including the additional shares), under the Securities Act and applicable state securities laws.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

Exhibit 4.1	Securities Purchase Agreement dated as of April 28, 2006 among the Company and the investors listed on the schedule thereto.

Exhibit 4.2	Registration Rights Agreement dated as of April 28, 2006 among the Company and the investors listed on the schedule thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Earth Biofuels , Inc.
(Registrant)

Date: May 10, 2006	By:	/s/ Dennis McLaughlin
Dennis McLaughlin,
CEO